                              JDS UNIPHASE CORPORATION

                           REGISTRATION RIGHTS AGREEMENT


     This Registration Rights Agreement ("Agreement"), dated July 6, 1999, is by and among JDS Uniphase Corporation, a Delaware corporation (the "Company"), JDS Uniphase Canada Ltd., a corporation organized under the laws of Canada ("Exchangeco"), and FEJ Holding Inc. and FEJ Sales Inc. (each an "Investor"), each a corporation organized under the laws of the Northwest Territories and a wholly-owned subsidiary of The Furukawa Electric Co., Ltd.

RECITALS:

A. The Investors hold an aggregate of 37,359,670 non-voting exchangeable shares ("Exchangeable Shares") of Exchangeco. Each Exchangeable Share is exchangeable by its terms into one share of the $.001 par value per share common stock of the Company ("Common Stock").

B. The Furukawa Electric Co., Ltd., Exchangeco, JDS FITEL Inc. and the Company are parties to a Support Agreement, dated as of January 28, 1999, as amended and restated as of April 29, 1999 (the "Support Agreement"), pursuant to which The Furukawa Electric Co., Ltd. agreed, among other things, to support that certain plan of arrangement, whereby, among other things, Exchangeco acquired a portion of the outstanding capital of JDS FITEL Inc. and issued the Exchangeable Shares to the Investors.

C. The Furukawa Electric Co., Ltd. has caused the Investors to execute and deliver this Agreement.

D. As consideration for The Furukawa Electric Co., Ltd.'s execution and delivery of the Support Agreement and its obligations contained therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Exchangeco wish to grant the Investors certain rights under the Securities Laws (as herein defined) with respect to the shares of Common Stock and/or Exchangeable Shares held by the Investors.


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                                      -2-


                NOW THEREFORE, the parties hereto agree as follows:


                                     ARTICLE 1.
                                REGISTRATION RIGHTS

1.1.      CERTAIN DEFINITIONS.

          As used in this Agreement, the following terms shall have the following respective meanings:

     A. "CANADIAN PROSPECTUS" shall mean a prospectus (including a short form prospectus) prepared in accordance with applicable Canadian Securities Laws for the purposes of qualifying securities for distribution or distribution to the public, as the case may be, in any province or territory of Canada.

     B. "CANADIAN SECURITIES LAW" shall mean statutes and regulations applicable to the trading of securities in any province or territory of Canada including applicable rules, policy statements and blanket rulings and orders promulgated by Canadian securities regulatory authorities.

     C. "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     D. "COMMON STOCK MARKET VALUE" shall mean, at any date set forth herein, the product of (i) the average of the closing sale prices on the NASDAQ National Market (or any other national securities exchange upon which the Common Stock is listed, from time to time) of one share of Common Stock over the ten (10) trading days ending on the trading day immediately prior to such date; and (ii) the number of shares of Registrable Common Stock (as hereinafter defined) held by a Holder or Holders to be registered on behalf of such Holder or Holders, as the case may be.

     E. "EXCHANGEABLE SHARE MARKET VALUE" shall mean, at any date set forth herein, the product of (i) the average of the closing sale prices on the TSE (or any other Canadian securities exchange upon which the Exchangeable Shares are listed, from time to time) of one Exchangeable Share over the ten (10) trading days ending on the trading day immediately prior to such date; and (ii) the number of Registrable Exchangeable Shares (as hereinafter defined) held by a Holder or Holders to be registered on behalf of such Holder or Holders, as the case may be.

     F. "HOLDER" shall mean (i) an Investor; and (ii) any person or entity holding Registrable Securities (as herein defined) to whom the rights under this Section 1 have been transferred by an Investor in accordance with Section 1.10 hereof.


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                                      -3-


     G. "INITIATING HOLDERS" shall mean any Holders who in the aggregate hold greater than 25% of the Registrable Securities from time to time.

     H. "PHILIPS" shall mean Koninklijke Philips Electronics N.V., a company duly established under the laws of The Netherlands, together with its successors and assigns.

     I. "PHILIPS DEMAND REGISTRATION" shall mean any registration filed by the Company at the request of Philips pursuant to Section 2.2 of the Philips Stockholder Agreement.

     J. "PHILIPS REGISTRABLE SECURITIES" shall mean Registrable Securities (as defined in the Philips Stockholder Agreement).

     K. "PHILIPS STOCKHOLDER AGREEMENT" shall mean that certain Stockholder Agreement, dated as of June 9, 1998, between the Company and Philips.

     L. The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement. In addition, unless inconsistent with the context: (i) the term "REGISTRATION" and any references to the act of registering include the qualification under Canadian Securities Laws of a Canadian Prospectus in respect of a distribution or distribution to the public, as the case may be, of securities; (ii) the term "REGISTERED" as applied to any securities includes a distribution or distribution to the public, as the case may be, of securities so qualified; (iii) the terms "REGISTRATION STATEMENT" includes a Canadian Prospectus; (iv) any references to a registration statement having become effective, or similar references, shall include a Canadian Prospectus for which a final receipt has been obtained from the relevant Canadian securities regulatory authorities; and (v) the provisions of this Agreement shall be applied, MUTATIS MUTANDIS, to any proposed distribution of securities hereunder in any province or territory of Canada or to which the prospectus requirements under any of the Canadian Securities Laws shall otherwise apply.

     M. "REGISTRABLE SECURITIES" means (i) the Exchangeable Shares held by an Investor as of the date hereof and any securities of Exchangeco issued or issuable in respect of the Exchangeable Shares upon any stock split, stock dividend, recapitalization or similar event, or any securities of Exchangeco otherwise issuable in respect of the Exchangeable Shares held by an Investor as of the date hereof; and
          (ii) any shares of Common Stock for which such Exchangeable Shares have been exchanged pursuant to the Voting and Exchange Trust Agreement, and any shares of Common Stock of the Company issued or issuable in respect of such Common Stock upon any stock split, stock dividend, recapitalization, or similar event, or any shares of Common Stock otherwise issuable with respect to such shares of Common Stock; provided, however, that shares of Common Stock or other


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                                      -4-


          securities shall only be treated as Registrable Securities for the purposes of a registration under the Securities Act if and so long as they have not been (A) sold to or through a broker, dealer or underwriter in a public distribution or a public securities transaction, or (B) sold (or available for sale) to the public pursuant to an effective registration statement or Rule 144 promulgated under the Securities Act or sold in a private transaction in which the transferor's rights under Section 1 of this Agreement are not assigned.

     N. "REGISTRATION EXPENSES" shall mean all expenses (other than Selling Expenses), except as otherwise stated below, incurred by Exchangeco or the Company in complying with Sections 1.2, 1.3 and 1.4 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Exchangeco or the Company, blue sky fees and expenses, the expenses of any special audits, incident to or required by such registration, and reasonable fees and disbursements of a single special counsel for the Holders.

     O. "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the relevant time.

     P. "SECURITIES EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the relevant time.

     Q. "SECURITIES LAWS" shall mean the Securities Act, the Exchange Act and the Canadian Securities Laws.

     R. "SELLING EXPENSES" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.

     S.   "TSE" shall mean The Toronto Stock Exchange.

     T. "VOTING AND EXCHANGE TRUST AGREEMENT" shall mean that certain Voting and Exchange Trust Agreement dated as of the date hereof among the Company, Exchangeco and the Trustee (as defined therein).

1.2.      REQUESTED REGISTRATION.

     A. REQUEST FOR REGISTRATION OF COMMON STOCK. Notwithstanding any other provision contained in this Agreement, with respect to Registrable Common Stock (as defined below), the Initiating Holders shall only be entitled to request a registration, qualification or compliance in respect of such shares in the United States. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance in the United States with respect to shares of Common Stock constituting


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                                      -5-


          Registrable Securities (such shares to be hereinafter referred to as "Registrable Common Stock") with a Common Stock Market Value of not less than U.S.$60,000,000, the Company will:

     1. within thirty (30) days give written notice of the proposed registration, qualification or compliance to all other Holders; and

     2. as soon as practicable, subject to the limitations and conditions set forth in this Agreement, use reasonable best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Common Stock as are specified in such request, together with all or such portion of the Registrable Common Stock of any Holder or Holders and the Common Stock of other holders of Common Stock with rights to do so joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company.

     B. REQUEST FOR REGISTRATION OF EXCHANGE SHARES. Notwithstanding any other provision contained in this Agreement, with respect to the Registrable Exchangeable Shares (as defined below), the Initiating Holders shall only be entitled to request a registration, qualification or compliance in respect of such shares in the provinces and territories of Canada. In case the Company shall receive from Initiating Holders a written request that Exchangeco effect any registration, qualification or compliance with respect to Exchangeable Shares constituting Registrable Securities (such shares to be hereinafter referred to as "Registrable Exchangeable Shares") with a Exchangeable Share Market Value of not less than Cdn.$90,000,000, the Company will:

          1. within thirty (30) days give written notice of the proposed registration, qualification or compliance to all other Holders; and

          2. as soon as practicable, subject to the limitations and conditions set forth in this Agreement, use reasonable best efforts to cause Exchangeco to effect such registration, qualification or compliance under Canadian Securities Law so as to permit or facilitate the sale and distribution in the provinces and territories of Canada of all or such portion of such Registrable Exchangeable Shares as are specified in such request, together with all or such portion of the Registrable Exchangeable Shares of any Holder or Holders and the Common Stock of other holders of Common Stock with rights to do so joining in such request as are specified in a written request


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                                      -6-

               received by the Company within twenty (20) days after receipt of such written notice from the Company.

     C. LIMITATION. Notwithstanding the foregoing, neither the Company nor Exchangeco shall be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.2:

          1. In any particular jurisdiction in which the Company or Exchangeco, as applicable, would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company or Exchangeco, as applicable, is already subject to service in such jurisdiction and except as may be required by the Securities Laws.

          2. After the Company and/or Exchangeco have effected an aggregate of five (5) such registrations between them pursuant to Sections 1.2(A) and 1.2(B), and such registrations have been declared or ordered effective; provided however, that if the request for a registration is subsequently withdrawn at the request of the Holders of a number of shares of Registrable Securities such that there are not enough Holders of Registrable Securities intending to participate in the registration sufficient to request such a registration (the "Requesting Holders"), then such Requesting Holders shall, at such Requesting Holders' option, either (i) be required to pay all Registration Expenses, or (ii) lose one of their five (5) rights to cause the Company or Exchangeco to effect a registration under this Section 1.2; and provided, further, however, that if the requested registration is withdrawn and at the time of such withdrawal the Requesting Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Requesting Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Requesting Holders shall not be required to pay any of such Registration Expenses and shall retain their rights pursuant to Section 1.2; and provided, further, however, that if the Initiating Holders request contemporaneous registrations of Registrable Common Stock and Registrable Exchangeable Shares pursuant to Sections 1.2(A) and (B), and the offerings pursuant to such registrations are completed on or about the same date, such registrations shall be treated as one (1) registration for the purposes of this Section 1.2(C)(2).

          3. If the Company or Exchangeco has, within the twelve (12) month period preceding the date of the receipt of the registration request, already effected one (1) registration pursuant to this Section 1.2.

          4. If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the


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                                      -7-


               Board of Directors of the Company it would be seriously detrimental to the Company or its stockholders for a registration statement of the Company or Exchangeco to be filed in the near future, then the Company's and Exchangeco's obligations to register, qualify or comply under this Section
               1.2 shall be deferred for one or more periods, aggregating not more than sixty (60) days in any twelve (12) month period.

          5. If the Initiating Holders propose to dispose of shares of Registrable Common Stock that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

          Subject to the foregoing clauses (1) through (5), the Company or Exchangeco, as applicable, shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.

     D. UNDERWRITING. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of a firm commitment underwritten offering, they shall so advise the Company as part of their request made pursuant to this Section 1.2, and the Company shall so advise the Holders as part of the notice given pursuant to Section 1.2(A)(1) or Section 1.2(B)(1), as applicable.
          The Initiating Holders shall designate any underwriter or underwriters to be retained in connection with any registration pursuant to this
          Section 1.2, which underwriters shall be reasonably acceptable to the Company. In such event, the right of any Holder to registration pursuant to Section 1.2 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this
          Section 1.2, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

          The Company or Exchangeco, as applicable, shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders, but subject to the Company's or Exchangeco's, as applicable, reasonable approval. Notwithstanding any other provision of this Section 1.2, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten (including Registrable Securities), then the Company or Exchangeco, as applicable, shall so advise all holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement; provided, however, that, the number of shares of Registrable Securities held by the Initiating Holders to be included in such underwriting and registration shall not be reduced unless all other securities of the Company (including any Philips Registrable Securities) or Exchangeco, as applicable, are first entirely excluded from the underwriting and registration. If a limitation on the number of shares to be included in such registration shall still be required after giving effect to the limitation in the preceding sentence, the Company or Exchangeco, as applicable, shall so advise the Holders, and the number of shares that may be included in the underwriting shall be allocated to the Holders, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities then held by Holders requesting to have shares included in the registration statement; and provided, that, if, as a result of exclusions by the underwriter or underwriters pursuant to this Section 1.2(D), less than fifty percent (50%) of the aggregate shares of Registrable Securities registered in such offering shall be for the account of Holders, then such registration shall not be treated as an exercise of one of the five
          (5) registration rights of Holders pursuant to this Section 1.2.
          No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or Exchangeco, as applicable, or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

          If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company or Exchangeco, as applicable, the managing underwriter and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to ninety (90) days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

1.3.      COMPANY OR EXCHANGECO REGISTRATION.

     A. NOTICE OF REGISTRATION. If at any time or from time to time the Company or Exchangeco, as applicable, shall determine to register any of its securities or to proceed with any proposed distribution or distribution to the public thereof, as the case may be, either for its own account or the account of a security holder or holders, other than
          (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Commission Rule 145 transaction, in the case of a Company registration, (iii) a registration on Form S-4 (or equivalent form), in the case of a Company registration, or (iv) a registration in which the only Common Stock or Exchangeable Shares being registered are Common Stock or Exchangeable Shares, respectively, issuable upon conversion of convertible debt securities which are also being registered, the Company will:

     1.   promptly give to each Holder written notice thereof, and


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                                      -9-


          2. in the case of a Company registration of Common Stock, include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Common Stock specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder; and in the case of an Exchangeco registration of Exchangeable Shares, use reasonable best efforts to cause Exchangeco to include in such registration (and any related qualification or other compliance), and in any underwriting involved therein, all the Registrable Exchangeable Shares specified in a written request or requests, made within twenty
               (20) days after receipt of such written notice from the Company, by any Holder.

     B. UNDERWRITING. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(A)(1). In such event, the right of any Holder to registration pursuant to Section 1.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Common Stock, in the case of a Company offering of Common Stock, or Registrable Exchangeable Shares, in the case of an Exchangeco offering of Exchangeable Shares, to the extent provided herein.

          All Holders proposing to distribute their securities through such underwriting shall (together with the Company or Exchangeco, as the case may be, and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company or Exchangeco, as the case may be; provided, however, that no Holder participating in such underwriting shall be required to make any representation or warranty except with respect to such Holder and its intended method of distribution, and that the liability of such Holder shall be limited to an amount equal to the net proceeds from such underwriting received by such Holder. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company or Exchangeco, as the case may be, that marketing factors require a limitation of the number of shares to be underwritten, then the underwriter may exclude some or all Registrable Securities from such registration and underwriting; provided, however, that, subject to the next sentence, any such limitation or "cutback" shall be (i) first applied to all shares proposed to be sold in such offering (other than for the account of the Company or Exchangeco, as the case may be), which are not Registrable Securities or Philips Registrable Securities; (ii) then applied to the Registrable Securities of Holders and Philips Registrable Securities, if applicable. In the event that the number of shares of Registrable Securities and Philips Registrable Securities, if applicable, to be included in a registration shall be limited pursuant to the foregoing, the Company or Exchangeco, as the case may be, shall so advise all Holders and Philips, if applicable, and the number of shares of Registrable Securities and Philips Registrable Securities, if applicable, that may be included in the registration and underwriting shall be allocated among all Holders and Philips, if applicable, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and Philips Registrable Securities, if applicable, requested to be included. Notwithstanding the preceding sentence, if such registration is a Philips Demand Registration, no Philips Registrable Securities shall be excluded from such registration pursuant to any underwriter limitation or cutback unless and until all Registrable Securities have been so excluded from such registration. No Registrable Securities excluded from the underwriting by reason of the underwriters marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or Exchangeco, as the case may be, or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

          If any Holder disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company or Exchangeco, as the case may be, and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to one hundred and twenty (120) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

          If by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation then imposed by the underwriter), then the Company or Exchangeco, as the case may be, shall offer to all Holders, if any, whose shares have been excluded from the registration by the terms of this Section 1.3(B), the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section 1.3(B) up to the limitation then imposed by the underwriter.

     C. RIGHT TO TERMINATE REGISTRATION. The Company or Exchangeco, as the case may be, shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company or Exchangeco, as the case may be, in accordance with Section 1.5 hereof.

1.4.      REGISTRATION ON FORM S-3, ETC.

     A. If any Holder or Holders request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of Registrable Common Stock and the Company is a registrant entitled to use Form S-3, or any similar short form registration statement, to register the Registrable Common Stock for such an offering, the Company shall use its reasonable best efforts, as soon as practicable, to cause such Registrable Common Stock to be registered for the offering on such form and to cause such Registrable Common Stock to be qualified in such United States jurisdictions as such Holder or Holders may reasonably request.

          If any Holder or Holders request that the Company use reasonable best efforts to cause Exchangeco to file a short form Canadian Prospectus for a public offering of Registrable Exchangeable Shares and Exchangeco is entitled to use a short form Canadian Prospectus, or any similar short form registration statement, to register the Registrable Exchangeable Shares for such an offering, Exchangeco shall use its reasonable best efforts, as soon as practicable, to cause such Registrable Exchangeable Shares to be registered pursuant to such short form Canadian Prospectus or other short form registration statement and to cause such Registrable Exchangeable Shares to be qualified for distribution or distribution to the public, as the case may be, in such Canadian jurisdictions as such Holder or Holders may reasonably request.

          If the Company is to bear the expenses of a registration pursuant to the terms of Section 1.5, the Company shall inform other Holders of the proposed registration and offer them the opportunity to participate. The substantive provisions of Section 1.3(B) shall be applicable to each registration initiated under this Section 1.4.

     B. Notwithstanding the foregoing, neither the Company nor Exchangeco, as the case may be, shall be obligated to take any action pursuant to this Section 1.4: (i) with respect to Registrable Common Stock, to the extent Form S-3 (or any successor or similar form) is not available for such offering by the Holders; (ii) with respect to Registrable Exchangeable Shares, to the extent Exchangeco is not entitled to use a short form Canadian Prospectus (or any successor or similar form) to qualify such securities for distribution or distribution to the public, as the case may be; (iii) if the Holders propose to sell Registrable Common Stock with a Common Stock Market Value of less than U.S.$5,000,000 or Registrable Exchangeable Shares with an Exchangeable Share Market Value of less than Cdn.$7,500,000, as the case may be; (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one
          (1) registration on Form S-3 for the Holders pursuant to this Section
          1.4 or Exchangeco has already effected one (1) registration pursuant to a short form Canadian Prospectus (or any similar or successor form) pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company or Exchangeco, as the case may be, would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company or Exchangeco, as the case may be, is already subject to service in such jurisdiction and except as may be required by the Securities Laws; or
          (vi) if the Company shall furnish to such Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company, Exchangeco or their shareholders for registration statements to be filed in the near future, then the Company's and Exchangeco's obligation to use their reasonable best efforts to file a registration statement shall be deferred for one or more periods, aggregating not more than sixty (60) days in any twelve (12) month period.

     C. Notwithstanding Sections 1.4(A) and 1.4(B), if any Holder or Holders request Exchangeco to file a short form Canadian prospectus for a public offering of Registrable Exchangeable Shares on a "bought deal" basis (as such expression is generally used in Canadian Securities
          Laws) and Exchangeco is entitled to use a short form Canadian Prospectus to register Registrable Exchangeable Shares for such an offering, Exchangeco shall use its reasonable best efforts to cause such Registrable Exchangeable Shares to be registered for the offering on such basis (including within the time frames specified for a bought deal under Canadian Securities Laws) and to cause such Registrable Exchangeable Shares to be qualified in such jurisdictions of Canada as such Holder or Holders may reasonably request. Neither the Company nor Exchangeco shall inform other Holders of the proposed registration, nor shall they offer them any opportunity to participate. The Holder or Holders shall designate the underwriter or underwriters to be retained in connection with such registration, which underwriters shall be reasonably acceptable to the Company and Exchangeco. Exchangeco shall (together with the Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form for a bought deal with the underwriters selected for such registration by the Holder or Holders, but subject to Exchangeco's reasonable approval.

     D. For greater certainty, a request for registration pursuant to Section 1.4(C) shall also constitute a request for registration pursuant to
          Section 1.2 for the purposes of determining whether the Holders have extinguished their rights to request five (5) registrations from the Company and Exchangeco.

1.5.      EXPENSES OF REGISTRATION.

          Except as otherwise expressly set forth herein, all Registration Expenses incurred in connection with all registrations requested pursuant to Sections 1.2 and 1.3 shall be borne by the Company; provided, however, that with respect to any sale of Registrable Exchangeable Shares pursuant to a Canadian Prospectus, each Holder shall pay its pro rata share of the Registration Expenses to the extent that such expenses are required to be paid by the Holders under Canadian Securities Laws. All Registration Expenses incurred in connection with registrations requested pursuant to Section 1.4, the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed U.S.$2,500,000, shall be borne by the Company; provided, however, that with respect to any sale of Registrable Exchangeable Shares pursuant to a Canadian Prospectus, each Holder shall pay its pro rata share of the Registration Expenses to the extent that such expenses are required to be paid by the Holders under Canadian Securities Laws; and further provided, however, that the Company shall not be required to bear the expenses of more than one such registration in any twelve (12) month period. All Selling Expenses relating to securities registered on behalf of Holders shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered. If the Holders are required to pay the Registration Expenses in connection with a registration of Registrable Common Stock, such expenses shall be borne by the Holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested and such Holders shall not forfeit any right pursuant to Section
1.2 to request a registration.

1.6.      REGISTRATION PROCEDURES.

          In the case of each registration, qualification or compliance effected by the Company or Exchangeco, as the case may be, pursuant to this Section 1, the Company or Exchangeco, as the case may be, will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company or Exchangeco, as the case may be, will:

     A. Prepare and file with the Commission or Canadian securities regulatory authorities, as applicable, a registration statement, and including amendments and supplements, with respect to such securities and use its reasonable best efforts to cause such registration statement to become and remain effective for at least the earlier of one hundred eighty (180) days (or two (2) years, if such registration is pursuant to Section 1.4(A) or (B)), and the date on which the distribution described in the registration statement has been completed;

     B. Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such Holders or underwriters may reasonably request in order to facilitate the public offering of such securities;

     C. Use its reasonable best efforts to register and qualify the Registrable Common Stock covered by a Company registration statement under such other securities or blue sky laws of such United States jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

     D. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriters of such offering; each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

     E. Notify each Holder of Registrable Securities covered by such registration statement, at any time when a registration statement relating thereto is required to be delivered under the Securities Laws, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

     F. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company or Exchangeco, as the case may be, for the purposes of such registration, in form and substance as is customarily given to underwriters in underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities; (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company or Exchangeco, as the case may be, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities; and (iii) if a Canadian Prospectus is filed in the Province of Quebec, opinions of Quebec counsel and of the auditors representing the Company and Exchangeco for the purposes of such registration relating to translation into the French language of the applicable registration statement, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities; and

     G. Upon the execution of confidentiality agreements in form and substance satisfactory to the Company, make available for inspection of any Holder participating in a registration and any attorney, accountant or other professional retained by any such Holder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company and/or Exchangeco, as applicable, (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement, or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or from the Commission or any Canadian securities regulatory authority.

1.7.      INDEMNIFICATION.

     A. The Company will indemnify each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company or Exchangeco, as the case may be, of the Securities Laws, state securities law or any rule or regulation promulgated under the such laws applicable to the Company or Exchangeco, as the case may be, and relating to action or inaction required of the Company or Exchangeco, as the case may be, in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omision or alleged untrue statement or omission in a registration statement or prospectus made in reliance upon and in conformity with written information furnished to the Company by a Holder or underwriter specifically for use therein.

     B. Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company or Exchangeco, as applicable, each of its directors and officers, each underwriter, if any, of the Company's or Exchangeco's securities covered by such a registration statement, each person who controls the Company or Exchangeco, as applicable, or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company or Exchangeco, as applicable, such Holders, such directors, officers, underwriters or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company or Exchangeco, as applicable, by such Holder specifically for use therein; provided, however, that the indemnity agreement contained in this Section 1.7(B) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of each Holder, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the liability of each Holder under this Section
          1.7(B) shall be limited in an amount equal to the net proceeds of the public offering received by such Holder; provided, however, such limitation shall not apply in the case of willful fraud by such Holder.

     C. Each party entitled to indemnification under this Section 1.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action, in which case the Indemnifying Party shall be relieved of its obligations under this
          Section 1.7 to the extent of such prejudice, and provided further that the Indemnifying Party shall pay the fees and costs of separate counsel for the Indemnified Party should a situation arise where there are actual or potential differing interests between the Indemnifying Party and Indemnified Party. No claim may be settled without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     D. If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission, provided however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

     E. The obligations under this Section 1.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.8.      INFORMATION BY HOLDERS.

          The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company or Exchangeco, as applicable, such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company or Exchangeco, as applicable, may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

1.9.      RULE 144 REPORTING.

          With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of the Registrable Common Stock to the public without registration, the Company agrees to:

     A. Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Securities Exchange Act;

     B. File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act;

     C. Furnish to Holders of Registrable Common Stock forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Securities Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration; and

     D. The Company shall not take any action or fail to take any action which could reasonably impair the ability of the Company to perform its obligations pursuant to this Section 1.9.

     E. Take such action as is necessary to enable the Holders to utilize Form S-3 for the sale of Registrable Common Stock.


1.10.     TRANSFER OF REGISTRATION RIGHTS.

          The rights and obligations granted to each Investor under this Agreement may be assigned (but only with all related obligations) to any person or entity who acquires at least 100,000 shares of Registrable Securities that have not been sold to the public (other than an acquisition pursuant to an open market purchase), provided that the Company is given written notice of such assignment prior to such assignment, and that the transferee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, Section 1.11 below, and the Support Agreement.

1.11.     STANDOFF AGREEMENT.

          Each Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or Exchangeable Shares or other securities of the Company or Exchangeco, following the effective date of a registration statement of the Company or Exchangeco, as the case may be, filed under the Securities Laws, it shall not, to the extent requested by the Company or Exchangeco, as the case may be, and such underwriter, nor shall it announce an intention to, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company or Exchangeco held by it at any time during such period except Common Stock or

Exchangeable Shares included in such registration; provided, however, that such market stand-off time period shall not exceed 180 days.

          In order to enforce the foregoing covenant, the Company or Exchangeco, as the case may be, may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          Notwithstanding the foregoing, the obligations described in this
Section 1.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

1.12.     TERMINATION.

          The rights to cause the Company or Exchangeco to register securities granted to each Investor and any person or entity to whom rights under Section 1 have been transferred by each Investor in accordance with Section 1.10 shall expire upon the earlier of ten (10) years or, for a particular Holder of Registrable Securities, at such time as such holder owns securities constituting less than one percent (1.0%) of the outstanding capital stock of the Company (assuming all outstanding Exchangeable Shares have been exchanged for shares of Common Stock) and is able to dispose of all such securities in one three-month period pursuant to Rule 144.

                                     ARTICLE 2.
                                   MISCELLANEOUS

2.1.      AMENDMENTS.

          Any provision of this Agreement may be amended, waived or modified upon the written consent of the (i) the Company; (ii) Exchangeco; and (iii) the Holders of a majority of the outstanding Registrable Securities. Any amendment or waiver effected in accordance with this Section 2.1 shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, the Company and Exchangeco.

2.2.      GOVERNING LAW.

          This Agreement shall be governed in all respects by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within Delaware.

2.3.      SUCCESSORS AND ASSIGNS.

          Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

2.4.      ENTIRE AGREEMENT.

          This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof.

2.5.      NOTICES, ETC.

          All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by confirmed telecopy, in each case addressed (i) if to either Investor, at the Investor's address, as shown on EXHIBIT A hereto, or at such other address as such Investor shall have furnished to the Company and Exchangeco in writing, with a copy to Goodman, Phillips & Vineberg, 250 Yonge Street, Suite 2400, Toronto, Ontario, Canada M5B 2M6, Attention: Kenneth Wiener, or (ii) if to any other holder of any shares subject to this Agreement, at such address as such holder shall have furnished to the Company and Exchangeco in writing, or, until any such holder so furnishes an address to the Company and Exchangeco, then to and at the address of the last holder of such shares who has so furnished an address to the Company and Exchangeco, or (iii) if to the Company and Exchangeco, one copy should be sent to the Company's principal place of business and addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to the Investors, with a copy to Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York, U.S.A., 10104, Attention: Mark L. Mandel.

          The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

2.6.      SEVERABILITY OF THIS AGREEMENT.

          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

2.7.      TITLES AND SUBTITLES.

          The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

2.8.      COUNTERPARTS.

          This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

2.9.      DELAYS OR OMISSIONS.

          It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of another party to this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by any party to this Agreement of any breach or default under this Agreement, or any waiver by such party of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise, shall be cumulative and not alternative.

2.10.     STOCK SPLITS.

All references to the number of shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend, recapitalization or other change in the capital stock which may be made by the Company or Exchangeco after the date hereof.

2.11.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants that (a) it has obtained the necessary written consent pursuant to Section 2.13 of the Philips Stockholder Agreement and the execution and delivery of this Agreement would not be in breach of the Philips Stockholder Agreement or any other agreement entitling a person to require the Company to register any shares of the Company's capital stock held by such person, and (b) the terms and conditions of the registration rights granted pursuant to this Agreement are substantially equivalent to those set forth in the Philips Stockholder Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.


JDS UNIPHASE CORPORATION


------------------------------
(Signature)

By:

Title:



JDS UNIPHASE CANADA LTD.


------------------------------
(Signature)

By:

Title:



FEJ HOLDING INC.


------------------------------
(Signature)

By:

Title:



FEJ SALES INC.


------------------------------
(Signature)

By:

Title:

                                     EXHIBIT A

                                INVESTORS' ADDRESSES



FEJ Holding Inc.
c/o The Furukawa Electric Co., Ltd.
6-1 Marunouchi 2-Chome
Chiyoda-Ku, Tokyo 100-8322
Japan
Fax:  011 81 3 3286-3709

Attention: Hideo Sakura



FEJ Sales Inc.
c/o The Furukawa Electric Co., Ltd.
6-1 Marunouchi 2-Chome
Chiyoda-Ku, Tokyo 100-8322
Japan
Fax:  011 81 3 3286-3709

Attenion:  Hideo Sakura